Exhibit (d)(2)

300 Corporate Parkway Suite 214N Amherst, NY 14226 +1 716 882 8000 www.ctg.com

STRICTLY PRIVATE AND CONFIDENTIAL

November 4, 2022

Cegeka Groep NV

Kempische Steenweg 307

B-3500 Hasselt

Belgium

Attention:        Stijn Bijnens

Chief Executive Officer

CONFIDENTIALITY AGREEMENT

Ladies and Gentlemen:

You have requested that, in connection with a review of a potential negotiated transaction, Computer Task Group, Incorporated, a New York corporation (collectively with its subsidiaries, as used herein, the “Company”), make available to you certain confidential and proprietary information relating to the Company which is not available to the general public. All such information, whether written, oral or electronic, furnished after the date of this letter agreement by the Company, its Representatives (as defined below) or otherwise, and regardless of the manner or form in which it is furnished, is collectively referred to in this letter agreement as “Evaluation Material.” The term “Evaluation Material” also includes all notes, summaries, analyses, compilations, studies or other documents or media prepared by you or your Representatives which contain, reflect or are based upon, in whole or in part, the information furnished to you or your Representatives pursuant to this letter agreement. The term Evaluation Material does not include, however, information which (a) is or becomes generally available to the public other than as a result of direct or indirect disclosure by you or your Representatives in violation of the terms of this letter agreement, (b) prior to its disclosure to you by the Company or its Representatives, is known or available to you on a non-confidential basis from a source (other than the Company or any of its Representatives) which is not, to your actual knowledge, prohibited from disclosing such information to you by a legal, contractual or fiduciary obligation to the Company or any other Person or (c) is developed independently by or for you without reference to the Evaluation Material. The term “Representatives” means, as to any Person, its directors, officers, employees, agents or advisors (including, without limitation, attorneys, accountants, consultants, financial advisors and your potential sources of financing). The term “Person” as used in this letter agreement is broadly interpreted to include any corporation, company, partnership or other legal or business entity or any individual.

Accordingly, as a condition to, and in consideration of, the Evaluation Material being furnished to you, you agree that:

1. Except as required by Law (and only after compliance with paragraph 2 below), unless otherwise agreed to in writing by the Company in its sole discretion, you will (a) not use, duplicate or disclose, or permit the use, duplication or disclosure of, any of the Evaluation Material in any manner whatsoever, other than for the sole purpose of evaluating or pursuing a possible negotiated transaction between the parties hereto, (b) keep the Evaluation Material confidential and (c) not disclose to any other Person the fact the Evaluation Material exists or has been made available, that you are considering a transaction between the parties hereto, or that discussions or negotiations are taking place concerning or involving the Company or any of the terms, conditions, or other facts with respect thereto (including, without limitation, the status thereof or the existence of this letter agreement); provided, however, that such information may be disclosed to your Representatives who are actively and directly participating in your evaluation of a possible negotiated transaction between the parties hereto or who otherwise need to know such information for the sole purpose of evaluating or pursuing such a possible transaction and who are informed by you of the confidential nature of the information and expressly agree to maintain such confidentiality. Without limiting the generality of the foregoing, you further agree that you will not, directly or indirectly, share the Evaluation Material with or enter into any agreement, arrangement or understanding, or have any discussions which would reasonably be expected to lead to such an agreement, arrangement or understanding with any other person (other than your Representatives), including other potential bidders, regarding a possible transaction involving the Company without the prior written consent of the Company, which consent may be given, withheld or conditioned in its sole discretion, and only upon such person executing a confidentiality agreement in favor of the Company with terms and conditions consistent with this letter agreement. Except for existing credit facilities in place with financing sources that may be drawn in connection with a possible negotiated transaction, you hereby represent that you are not party to any such agreement, arrangement or understanding with any other person, as described in the foregoing sentence. You will cause your Representatives to observe the terms of this letter agreement and you will be responsible for any breach of this letter agreement by your Representatives. The term “Law” means any applicable law or regulation (including, without limitation, any rule, regulation or policy statement of any organized securities exchange, market or automated quotation system on which any of your securities are listed or quoted) or by valid legal process.

2. If you or any of your Representatives are requested pursuant to, or required in connection with any legal proceedings, government investigations or any compulsory legal process to disclose any Evaluation Material or other information concerning the Company or a possible transaction between the parties, prior to any such disclosure, you will, to the extent reasonably practicable and not legally prohibited, notify the Company promptly of any such request or requirement so that the Company may, at its sole cost and expense, seek a protective order or other appropriate remedy, or, in the Company’s sole discretion, waive compliance with the terms of this letter agreement. If no such protective order or other remedy is obtained or the Company waives compliance with the terms of this letter agreement, you or your Representatives will disclose only that portion of the Evaluation Material or other information which you are advised in writing by your legal counsel is legally required or advisable to be disclosed and will use reasonable efforts to ensure any such information so disclosed will be accorded confidential treatment in, and will not be used for any other purpose than, the legal proceeding, investigation or legal process in which it is produced.

3. If you determine not to proceed with a possible transaction between the parties, you will promptly inform the Company of that decision. In that case, or at any time upon the request of the Company for any reason in its sole discretion, you will promptly (and in any case, within 10 days of the Company’s request) (a) either deliver to the Company or destroy all Evaluation Material furnished to you or your Representatives by or on behalf of the Company (and all copies thereof whether received from the Company or made by you or your Representatives) and (b) either deliver to the Company or destroy all materials prepared by you or your Representatives which constitute Evaluation Material without retaining a copy of any such material, with any such destruction certified to the Company in writing by your authorized officer supervising such destruction, in each case other than any back-up electronic copy of such Evaluation Material that is automatically generated or any copy of such Evaluation Material that you are required to retain solely for legal, regulatory or audit purposes. Notwithstanding the return or destruction of the Evaluation Material, you and your Representatives will continue to be bound by your obligations of confidentiality and all other obligations under this letter agreement.

4. You acknowledge that, except as may be set forth in any definitive agreements entered into in connection with a possible negotiated transaction (and subject to the terms and conditions as may be contained therein), (a) neither the Company, nor any of its Representatives nor any of their respective directors, officers, employees, or agents makes any express or implied representation or warranty as to the accuracy or completeness of any Evaluation Material, (b) none of such Persons will have any liability to you or to any of your Representatives, relating to or resulting from the use of any Evaluation Material or for any errors therein or omissions therefrom, and (c) you also agree that you are not entitled to rely on the accuracy or completeness of any Evaluation Material and that you may only rely on those representations and warranties that may be contained in any definitive agreement executed and delivered by you and the Company and any other necessary parties, subject to the terms and conditions as may be contained therein.

5. For a period of one year from the date of this letter agreement, neither you nor any of your directors, officers or employees will, directly or indirectly, solicit for employment or employ any current officer or senior management employee of the Company who you obtain actual knowledge of in connection with the parties’ discussion of a possible transaction without obtaining the prior written consent of the Company; provided, however, that you will not be prohibited from making general employment solicitations not directed at such employees of the Company or hiring any individuals who respond to such solicitations.

6. You acknowledge that you are aware and that your Representatives have been advised that the United States securities Laws prohibit any Person having material, non-public information about an issuer from trading the securities of that company or from communicating such information to other Persons.

7. For a period of one year from the date of this letter agreement, neither you nor any of your Representatives or respective affiliates will in any manner, directly or indirectly, without the prior written invitation of the Company’s Chief Executive Officer or its Board of Directors (or a duly authorized committee thereof):

(a) acquire or seek, propose or offer to the Board of Directors of the Company, announce an intention to acquire, or agree to acquire or cause to be acquired, directly or indirectly, by purchase or otherwise, any (i) securities or direct or indirect rights (including, but not limited to, any voting right or beneficial ownership as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the Company or any of its subsidiaries, (ii) option, forward contract, swap or other position (A) conveying the right, direct or indirect, to acquire or vote securities of the Company or any of its subsidiaries or (B) with a value derived from securities of the Company or any of its subsidiaries or (iii) any assets, indebtedness or businesses of the Company or of any of its divisions or subsidiaries, other than in each case acquisitions of common stock of the Company held for investment purposes that do not constitute more than 1% of the outstanding common stock of the Company (references to the Company in this paragraph 7(a) are deemed to include any successor to or Person in control of the Company);

(b) make, or in any way participate, directly or indirectly, in any, “solicitation” of “proxies” (as such terms are used in the rules of the United States Securities and Exchange Commission), or advise or seek to influence any Person with respect to the voting of any voting securities of the Company;

(c) make any public announcement with respect to, or submit a proposal (whether public or otherwise) for, or offer of (with or without conditions) any tender or exchange offer, merger, recapitalization, reorganization, business combination, restructuring, extraordinary dividend or distribution, liquidation, dissolution or other extraordinary transaction involving the Company or any of its securities or assets;

(d) act, alone or in concert with others (including, without limitation, by providing financing to another party), to seek or offer to control or influence the management, board of directors, policies or affairs of the Company, or nominate any person as a director of the Company, or propose any matter to be voted upon by the stockholders of the Company;

(e) arrange, or in any way participate in, any financing for the purchase of any voting securities or securities convertible or exchangeable into or exercisable for any voting securities or assets of the Company;

(f) take any action which might cause or require the Company to make a public announcement regarding any of the types of matters set forth in this paragraph 7;

(g) form, join or in any way communicate or associate with other holders of securities of the Company or in any way participate in a “group” as defined in Section 13(d)(3) of the Exchange Act in connection with any of the foregoing;

(h) announce any intention to effect, cause or participate in, or advise, assist or encourage any other Persons in connection with any of the foregoing; or

(i) request the Company or any of its Representatives, directly or indirectly, to amend or waive any provision of this paragraph 7, except that you may make a confidential request to the Company for a waiver of paragraph 7(a) and paragraph 7(c) to make a confidential proposal to the Board of Directors of the Company.

8. John Laubacker will coordinate the due diligence process. All (a) communications between the parties, (b) requests for additional information, facility tours, management meetings and other management contacts and (c) discussions or questions regarding procedures with respect to due diligence must be first submitted or directed to Mr. Laubacker, or his designee, and may not be submitted or directed to any person except as authorized by Mr. Laubacker.

9. You will inform yourself and your Representatives about and observe all applicable data protection, export control and/or privacy requirements in all jurisdictions in which the Company conducts business or owns assets and any other relevant jurisdictions with respect to Evaluation Material received.

10. No contract or agreement providing for any transaction involving you and the Company will be deemed to exist between you and the Company unless and until a definitive agreement has been executed and delivered by you and the Company and any other necessary parties. Unless and until a definitive agreement has been entered into between you and the Company regarding a transaction between you and the Company, neither the Company nor you will be under any legal obligation or have any liability to the other party or any other Person of any kind whatsoever with respect to such a transaction by virtue of this letter agreement, except for the matters specifically agreed to in this letter agreement. Except for a breach of this letter agreement, neither the Company nor any of its Representatives shall have any liability to you or any of your Representatives or shareholders on any basis (including, without limitation, in contract, tort, under federal or state securities laws or otherwise), and neither you nor your Representatives will make any claims whatsoever against such persons with respect to or arising out of a possible transaction, as a result of this letter agreement or any other written or oral expression with respect to a possible transaction, the participation of such party and its representatives in evaluating a possible transaction, the review of or use or content of the Evaluation Material or any errors therein or omissions therefrom, or any action taken or any inaction occurring in reliance on the Evaluation Material, except as may be included in any definitive agreement with respect to any transaction. You also acknowledge and agree that (a) the Company and its Representatives will conduct the process (which process may or may not result in a transaction with the Company) in such manner as the Company, in its sole discretion, may determine (including, without limitation, negotiating and entering into a definitive agreement with any third party without notice to you) and (b) the Company reserves the right to change, in its sole discretion, at any time and without notice to you, the procedures relating to our and your consideration of a possible transaction between the parties (including, without limitation, terminating all further discussions with you and requesting that you return or destroy the Evaluation Material as described in paragraph 3 above).

11. You acknowledge that the Company may be entitled to the protections of the attorney work-product doctrine, attorney-client privilege or similar protections or privileges with respect to portions of the Evaluation Material. The Company is not waiving, and will not be deemed to have waived or diminished, any of its attorney work-product protections, attorney-client privileges or similar protections or privileges as a result of the disclosure of such Confidential Information pursuant to this Agreement. The parties to this letter agreement (a) share a common legal and commercial interest in such Evaluation Material, (b) are or may become joint defendants in proceedings to which such Evaluation Material relates and (c) intend that such protections and privileges remain intact should either party to this letter agreement become subject to any actual or threatened proceeding to which such Evaluation Material relates. In furtherance of the foregoing, neither party to this letter agreement will claim or contend, in proceedings involving the other party, that the Company waived the protections of the attorney work-product doctrine, attorney-client privilege or similar protections or privileges as a result of the disclosure of Evaluation Material pursuant to this letter agreement.

12. It is understood and agreed that money damages may be an insufficient remedy for any breach of this letter agreement by you or your Representatives and that, without prejudice to the rights and remedies otherwise available to the Company, the Company is entitled to seek equitable relief by way of injunction, specific performance or otherwise if you or any of your Representatives breach or threaten to breach any of the provisions of this letter agreement without the necessity to prove actual damages or post any bond.

13. It is further understood and agreed that no failure or delay by the Company in exercising any right, power or privilege under this letter agreement, and no course of dealing between the parties, will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this letter agreement.

14. This letter agreement and all disputes and controversies arising hereunder or related hereto, will be governed and construed in accordance with the Laws of the State of New York without regard to principles of conflicts of law that would apply any other law.

15. Any action or proceeding arising out of or relating to this letter agreement or the transactions contemplated hereby may be brought in the courts of the State of New York, County of New York, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York. Each of the parties knowingly, voluntarily and irrevocably submits to the exclusive jurisdiction of each such court in any such action or proceeding and waives any objection it may now or hereafter have to venue or to convenience of forum. You further agree that service of any process, summons, notice or document by United States certified mail to your address set forth above will be effective service of process for any action or proceeding brought against you in any such court.

16. Any assignment of this letter agreement by you without the Company’s prior written consent is void.

17. If any provision of this letter agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, in whole or in part, the remaining provisions of this letter agreement will remain in full force and effect to the fullest extent permitted by applicable law.

18. This letter agreement contains the entire agreement between you and the Company concerning confidentiality of the Evaluation Material. No modification of this letter agreement or waiver of the terms and conditions hereof will be binding upon you or the Company, unless approved in writing by each of you and the Company.

19. This letter agreement may be executed in any number of counterparts, including by electronic transmission in portable document format or “tiff” format, and each of such counterparts shall for all purposes be deemed original, and all such counterparts shall together constitute one and the same instrument.

[Signature page follows.]

Please confirm your agreement with the foregoing by signing and returning one copy of this letter agreement to the undersigned, whereupon this letter agreement will become a binding agreement between you and the Company.

Very truly yours,

COMPUTER TASK GROUP, INCORPORATED

By:	/s/ Filip Gydé
Filip Gydé
President and Chief Executive Officer

Agreed and accepted as of the date first written above:

CEGEKA GROEP NV

By:
Name:	Escadon bv, legally represented by Stephan Daems	ID&D nv, legally represented by Stijn Bijnens
Title:	Director	Director